Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

AUBURN, Alabama, July 15, 2004 – Auburn National Bancorporation, Inc. (the “Company”) reported net income of approximately $1.5 million or $0.39 per share for the second quarter of 2004, compared to approximately $1.3 million, or $0.34 per share, for the second quarter of 2003. The Company’s net income for the six months ended June 30, 2004 was $3.0 million, or $0.78 per share, compared to $2.7 million, or $0.68 per share for the same period last year. These strong earnings represent an increase of over 14% from the same period last year.

Results for the second quarter of 2004 reflect a provision for loan losses of $150 thousand compared to $175 thousand in the second quarter of 2003. In addition, results for the six months ended June 30, 2004, reflect a provision for loan losses of $300 thousand compared to $400 thousand for the same period last year. The decrease in the provision for loan losses is due to improved performance in the loan portfolio. The current allowance for loan losses is $4.5 million, or 1.69% of total loans outstanding at June 30, 2004, compared to $4.3 million or 1.68% of total loans outstanding at December 31, 2003.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $600 million. The common stock of the company trades on Nasdaq SmallCap market under the symbol of “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance which are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.